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Exhibit 23.1

Independent Auditors' Consent

The Board of Trustees
Pennsylvania Real Estate Investment Trust:

        We consent to the use of our report dated March 27, 2003, except as to note 16, which is as of June 27, 2003, incorporated by reference herein and to the references to our firm under the headings "Experts" and "Summary Historical Consolidated Financial Data" in this registration statement on Form S-4. Our report also indicates that effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 12, 2003

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  Exhibit 23.1
Independent Auditors' Consent